Exhibit 99.1

EAGLE ROCK ENERGY GP, L.P.

TABLE OF CONTENTS

Page

Unaudited Condensed Consolidated Balance Sheet as of June 30, 2008	2
Notes to Unaudited Condensed Consolidated Balance Sheet	3

EAGLE ROCK ENERGY GP, L.P.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
($ in thousands)

June 30, 2008

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$64,586
Accounts Receivable(1)	186,182
Risk management assets	4,528
Prepayments and other current assets	5,603
Total current assets	260,899
PROPERTY, PLANT AND EQUIPMENT — Net	1,315,440
INTANGIBLE ASSETS — Net	145,634
GOODWILL	30,513
OTHER ASSETS	12,497
TOTAL	$1,764,983
CURRENT LIABILITIES:
Accounts payable	$203,699
Due to affiliate	21,069
Accrued liabilities	16,893
Income taxes payable	316
Risk management liabilities	164,006
Total current liabilities	405,983
LONG-TERM DEBT	623,000
ASSET RETIREMENT OBLIGATIONS	16,773
DEFERRED INCOME TAXES	43,585
RISK MANAGEMENT LIABILITIES	259,985
MINORITY INTEREST	422,442
COMMITMENTS AND CONTINGENCIES (Note 13)
MEMBERS EQUITY	(6,785)
TOTAL	$1,764,983

(1)	Net of allowable for bad debt of $7,179 as of June 30, 2008.

See notes to unaudited condensed consolidated financial statements.

EAGLE ROCK ENERGY GP, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
JUNE 30, 2008

NOTE 1.  ORGANIZATION AND DESCRIPTION OF BUSINESS

Organization – Eagle Rock Energy GP, L.P. (the “Partnership”) is a Delaware limited partnership, which was formed on May 25, 2006 to be the general partner of Eagle Rock Energy Partners, L.P. and subsidiaries (“Eagle Rock Energy”).  The Partnership initially was capitalized for the sole purpose of forming and capitalizing Eagle Rock Energy.  The Partnership invested $20 in Eagle Rock Energy in exchange for a 2.0% general partner interest in Eagle Rock Energy.  The ownership interest in the Partnership at December 31, 2007, are comprised of a .001% general partner interest held by Eagle Rock Energy G&P, LLC (the “General Partner”) and 99.999% limited partner interest held by Eagle Rock Holdings, L.P. (“Holdings”).  Eagle Rock Energy completed its initial public offering on October 24, 2006.

    As of June 30, 2008, the Partnership owns a 1.16% general partner interest in Eagle Rock Energy, as well as incentive distribution rights, the ownership of which entitles the Partnership to receive incentive distributions if the amount that Eagle Rock Energy distributes with respect to any quarter exceeds levels specified in the Eagle Rock Energy agreement of limited partnership.  Eagle Rock Energy is a publicly traded Delaware limited partnership, formed in 2006 and engaged in various aspects of the energy industry.

Basis of Presentation and Principles of Consolidation—The accompanying balance sheet includes assets, liabilities and member’s deficit of the Partnership consolidated with the assets and liabilities and member’s equity of Eagle Rock Energy. This unaudited condensed consolidated balance sheet in the opinion of management, The balance sheet of the Partnership is presented on a consolidated basis with Eagle Rock Energy based on the control of Eagle Rock Energy by the Partnership.  All intercompany accounts and transactions have been eliminated.

Description of Business—The Partnership is a growth-oriented limited partnership engaged in the business of (i) gathering, compressing, treating, processing, transporting and selling natural gas, fractionating and transporting natural gas liquids, or NGLs, which the Partnership calls its “Midstream” business, (ii) acquiring, developing and producing interests in oil and natural gas properties, which the Partnership calls its “Upstream” business and (iii) acquiring and managing fee minerals and royalty interest in producing oil and gas wells located in multiple producing trends across the United States, which the Partnership calls its “Minerals” business.  See Note 14 for a further description of the Partnership’s three business and the six accounting segments in which it reports.

Eagle Rock Energy has provided a discussion of significant accounting policies in its annual report on Form 10-K for the year ended December 31, 2007.  Certain items from that discussion are updated below.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying consolidated financial statement has been prepared in accordance with accounting principles generally accepted in the United States of America. Eagle Rock Energy is the owner of a non-operating undivided interest in the Indian Springs gas processing plant and the Camp Ruby gas gathering system. Eagle Rock Energy owns these interests as tenants-in-common with the majority owner-operator of the facilities. Accordingly, Eagle Rock Energy includes its pro-rata share of assets in its financial statement. All intercompany accounts and transactions are eliminated in the consolidated financial statement.

The preparation of the financial statement is in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement during the reported period. Significant estimates are required for proved oil and natural gas reserves, which can affect the carrying value of oil and natural gas properties. Eagle Rock Energy evaluates its estimates and assumptions on a regular basis. Eagle Rock Energy base its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates and such differences could be material.

 Oil and Natural Gas Accounting Policies

 Eagle Rock Energy utilizes the successful efforts method of accounting for its oil and natural gas properties. Leasehold costs are capitalized when incurred. Costs incurred to drill and complete development wells, including dry holes, are capitalized. Geological and geophysical expenses and delay rentals are charged to expense as incurred. Exploratory drilling costs are initially capitalized, but charged to expense if the well is determined to be unsuccessful. Eagle Rock Energy carries the costs of an exploratory well as an asset if the well finds a sufficient quantity of reserves to justify its capitalization as a producing well as long as Eagle Rock Energy is making sufficient progress towards assessing the reserves and the economic and operating viability of the project.

Significant Accounting Policies

Goodwill—Goodwill acquired in connection with business combinations represent the excess of consideration over the fair value of tangible net assets and identifiable intangible assets acquired. Certain assumptions and estimates are employed in determining the fair value of assets acquired and liabilities assumed, as well as in determining the allocation of goodwill to the appropriate reporting unit.

Eagle Rock Energy acquired goodwill as part of its acquisition of Redman Energy Holdings, L.P., and Redman Energy Holdings II, L.P. on July 31, 2007. During the six months ended June 30, 2008, goodwill increased by $1.0 million due to adjustments made to the Redman purchase price allocation.  Eagle Rock Energy will perform an impairment test for goodwill assets annually or earlier if indicators of potential impairment exist. Eagle Rock Energy performed its annual goodwill impairment test in May 2008 and determined no impairment appeared evident.  Eagle Rock Energy’s goodwill impairment test involves a comparison of the fair value of each of its reporting units with their carrying value. The fair value is determined using discounted cash flows and other market-related valuation models. Certain estimates and judgments are required in the application of the fair value models. Since the date of the acquisition, no event occurred or circumstances changed that would more likely than not reduce the fair value of a reporting unit below its carrying value. If for any reason the fair value of the goodwill or that of any of the Eagle Rock Energy’s reporting units’ declines below the carrying value in the future, Eagle Rock Energy may incur charges for the impairment.

Transportation and Exchange Imbalances—In the course of transporting natural gas and natural gas liquids for others, Eagle Rock Energy’s midstream business may receive for redelivery different quantities of natural gas or natural gas liquids than the quantities actually delivered. These transactions result in transportation and exchange imbalance receivables or payables which are recovered or repaid through the receipt or delivery of natural gas or natural gas liquids in future periods, if not subject to cash out provisions. Imbalance receivables are included in accounts receivable and imbalance payables are included in accounts payable on the condensed consolidated balance sheets and marked-to-market using current market prices in effect for the reporting period of the outstanding imbalances. For the midstream business, as of June 30, 2008, Eagle Rock Energy had imbalance receivables totaling $0.7 million and imbalance payables totaling $5.3 million, respectively. For the midstream business, as of December 31, 2007, Eagle Rock Energy had imbalance receivables totaling $0.2 million and imbalance payables totaling $2.7 million, respectively. Changes in market value and the settlement of any such imbalance at a price greater than or less than the recorded imbalance results in either an upward or downward adjustment, as appropriate, to the cost of natural gas and natural gas liquids sold.

Derivatives—Statement of Financial Accounting Statements (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (“SFAS No. 133”), establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Eagle Rock Energy uses financial instruments such as puts, swaps and other derivatives to mitigate the risks to cash flows resulting from changes in commodity prices and interest rates. Eagle Rock Energy recognizes these financial instruments on its consolidated balance sheets at the instrument’s fair value with changes in fair value reflected in the consolidated statements of operations, as Eagle Rock Energy has not designated any of these derivative instruments as hedges. The cash flows from derivatives are reported as cash flows from operating activities unless the derivative contract is deemed to contain a financing element. Derivatives deemed to contain a financing element are reported as a financing activity in the statements of cash flows. See Note 11 for a description of Eagle Rock Energy’s risk management activities.

Reclassifications—Certain prior period amounts have been reclassified to conform to current period presentation.

NOTE 3.  NEW ACCOUNTING PRONOUNCEMENTS

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value, and expands disclosure about fair value measurements. The statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. SFAS No. 157, as it relates to financial assets and financial liabilities, was effective for Eagle Rock Energy on January 1, 2008 and had no material impact on its consolidated results of operation and financial position.

    In February 2008, the FASB issued FASB Staff Position (“FSP”) No. FAS 157-2, Effective Date of FASB Statement No. 157 (“FSP FAS 157-2”), which delays the effective date of SFAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on at least an annual basis, until fiscal years beginning after November 15, 2008.  The Partnership and Eagle Rock Energy are currently evaluating the potential impact of adopting FSP FAS 157-2, if any, on its financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”), which permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS No. 159 was effective for Eagle Rock Energy as of January 1, 2008 and had no impact, as it elected not to measure additional financial assets and liabilities at fair value.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS No. 141R”), which replaces SFAS 141. SFAS 141R requires that all assets, liabilities, contingent consideration, contingencies and in-process research and development costs of an acquired business be recorded at fair value at the acquisition date; that acquisition costs generally be expensed as incurred; that restructuring costs generally be expensed in periods subsequent to the acquisition date; and that changes in accounting for deferred tax asset valuation allowances and acquired income tax uncertainties after the measurement period impact income tax expense.  SFAS No. 141R is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, with the exception for the accounting for valuation allowances on deferred tax assets and acquired tax contingencies associated with acquisitions.  SFAS No. 141R amends SFAS No. 109, Accounting for Income Taxes, such that adjustments made to valuation allowances on deferred taxes and acquired tax contingencies associated with acquisitions that closed prior to the effective date of SFAS No. 141R would also apply the provisions of SFAS No. 141R.  The Partnership and Eagle Rock Energy are currently evaluating the potential impact, if any, of the adoption of SFAS 141R on the Partnership’s financial statements.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of APB No. 51 (“SFAS No. 160”). SFAS No. 160 requires that accounting and reporting or minority interests will be recharacterized as noncontrolling interests and classified as a component of equity. SFAS 160 also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. This statement is effective as of the beginning of an entity’s first fiscal year beginning after December 15, 2008. The Partnership and Eagle Rock Energy have not yet determined the impact, if any, that SFAS No. 160 will have on its financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures About Derivative Instruments and Hedging Activities (“SFAS No. 161”). SFAS No. 161 requires enhanced disclosures to help investors better understand the effect of an entity’s derivative instruments and related hedging activities on its financial position, financial performance, and cash flows. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Partnership and Eagle Rock Energy have not yet determined the impact, if any, that SFAS No. 161 will have on its financial statements.

In April 2008, the FASB issued FASB Staff Position (“FSP”) No. SFAS 142-3, Determination of the Useful Life of Intangible Assets (“FSP SFAS 142-3”).  FSP SFAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under

SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”).  The intent of FSP SFAS 142-3 is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141R (revised 2007), Business Combinations (“SFAS 141R”) and other applicable accounting literature.  FSP SFAS 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008 and must be applied prospectively to intangible assets acquired after the effective date.  The Partnership and Eagle Rock Energy are currently evaluating the potential impact, if any, of FSP SFAS 142-3 on its financial statements.

In May 2008, the FASB issued SFAS No. 162, Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”).  This statement is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements of nongovernmental entities that are presented in conformity with GAAP.  This statement will be effective 60 days following the U.S. Securities and Exchange Commission’s approval of the Public Company Accounting Oversight Board amendment to AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.  The Partnership and Eagle Rock Energy are currently evaluating the potential impact, if any, of the adoption of SFAS 162 on its financial statements.

NOTE 4.  ACQUISITIONS

On April 30, 2008, Eagle Rock Energy completed the acquisition of all of the outstanding capital stock of Stanolind Oil and Gas Corp. (“Stanolind”), for an aggregate purchase price of $81.8 million, subject to working capital and other purchase price adjustments (the “Stanolind Acquisition”). One or more Natural Gas Partners’ (“NGP”) private equity funds, which directly or indirectly owned a majority of the equity interests in Stanolind, is an affiliate of Eagle Rock Energy and is the majority owner of the sole owner of the general partner, which is the general partner of the Partnership.  Stanolind owned and operated oil and natural gas producing properties in the Permian Basin, primarily in Ward, Crane and Pecos Counties, Texas.

The purchase price was allocated on a preliminary basis to acquired assets and liabilities assumed based on their respective fair value as determined by management.  Eagle Rock Energy recorded the Stanolind acquisition under the guidance of Staff Accounting Bulletin Topic 2D, Financial Statements of Oil and Gas Exchange Offers (“Topic 2D”). In accordance with Topic 2D, Eagle Rock Energy has recorded the interest attributable to the ownership of NGP in Stanolind at their carryover basis. Those interests not attributable to NGP have been recorded at their fair value.  As a result, Eagle Rock Energy recorded $0.9 million of the net cash paid in excess of the carryover basis as a distribution to NGP for the Stanolind acquisition. The preliminary purchase price allocation is set forth below (in thousands):

Oil and gas properties:
Proved properties	$110,691
Unproved properties	7,597
Cash and cash equivalents	537
Accounts receivable, net	2,517
Other current assets	710
Other assets	75
Accounts payable and accrued liabilities	(3,230)
Risk management liabilities	(2,865)
Deferred income taxes	(27,468)
Asset retirement obligations	(4,770)
Other long-term liabilities	(2,825)
Total purchase price allocation	80,969
Distribution to NGP	857
Total consideration paid	$81,826

Due to the potential conflict of interest between the interests of the general partner and the public unitholders of Eagle Rock Energy, as a result of one or more NGP private equity funds directly or indirectly owned a majority of the equity interests in Eagle Rock Energy and Stanolind; the Board of Directors authorized the general partner’s

Conflicts Committee to review, evaluate, and, if determined appropriate, approve the Stanolind acquisition. The Conflicts Committee, consisting of independent Directors of the general partner, determined that the Stanolind acquisition was fair and reasonable to Eagle Rock Energy and its public unitholders and recommended to the Board of Directors of the general partner that the transaction be approved and authorized. In considering the fairness of the Stanolind acquisition, the Conflicts Committee considered the valuation of the assets and liabilities involved in the transaction and the cash flow of Stanolind. Based on the recommendation of the Conflicts Committee, the Board of Directors approved the transaction

NOTE 5.  FIXED ASSETS AND ASSET RETIREMENT OBLIGATIONS

Fixed assets consisted of the following ($ in thousands):

June 30
2008

Land	$1,154
Plant	191,588
Gathering and pipeline	550,139
Equipment and machinery	14,929
Vehicles and transportation equipment	3,782
Office equipment, furniture, and fixtures	1,023
Computer equipment	4,714
Corporate	126
Linefill	4,157
Proved properties	581,842
Unproved properties	73,634
Construction in progress	24,632
1,451,720
Less: accumulated depreciation and amortization	(136,280)
Net fixed assets	$1,315,440

Asset Retirement Obligations— Eagle Rock Energy recognizes asset retirement obligations for its oil and gas working interests in accordance with FASB Statement No. 143, Accounting for Asset Retirement Obligations (“SFAS 143”). SFAS 143 applies to obligations associated with the retirement of tangible long-lived assets that result from the acquisition, construction and development of the assets. SFAS 143 requires that Eagle Rock Energy to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset. Eagle Rock Energy recognizes asset retirement obligations for its midstream assets in accordance with FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143 (“FIN 47”). FIN 47 clarified that the term “conditional asset retirement obligation”, as used in SFAS No. 143, refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional upon a future event that may or may not be within our control. Although uncertainty about the timing and/or method of settlement may exist and may be conditional upon a future event, the obligation to perform the asset retirement activity is unconditional. Accordingly, Eagle Rock Energy is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated.

A reconciliation of our liability for asset retirement obligations is as follows (in thousands):

Asset retirement obligations—December 31, 2007	$11,337
Additional liability on newly constructed assets	204
Additional liability related to acquisitions	4,770
Accretion expense	462
Asset retirement obligations—June 30, 2008	$16,773

NOTE 6.  INTANGIBLE ASSETS

Intangible Assets—Intangible assets consist of right-of-ways and easements and acquired customer contracts, which Eagle Rock Energy amortizes over the term of the agreement or estimated useful life. Intangible assets consisted of the following ($ in thousands):

June 30,
2008

Rights-of-way and easements—at cost	$81,080
Customer contracts	108,772
189,852
Less: accumulated amortization	(44,218)
Net intangible assets	$145,634

The amortization period for our rights-of-way and easements is 20 years. The amortization period for contracts range from 5 to 20 years, and are approximately 8 years on average as of June 30, 2008.

NOTE 7.  LONG-TERM DEBT

As of June 30, 2008 and December 31, 2007, Eagle Rock Energy had $623.0 million and $567.1 million, respectively, outstanding under its $800 million secured revolving credit facility (“Revolving Credit Facility”).  As of June 30, 2008, Eagle Rock Energy was in compliance with the financial covenants under its Revolving Credit Facility.

    Subsequent to June 30, 2008, Eagle Rock Energy exercised $100 million of its $200 million accordion feature under the Revolving Credit Facility, which increased the total commitment to $900 million.

NOTE 8. MINORITY INTEREST

             Minority interest represents third-party and related party ownership interests in the net assets of the partnership. For financial reporting purposes, the assets and liabilities of the partnership are consolidated with those of its own, with third-party investor’s ownership in its consolidated balance sheet amounts shown as minority interest.  The following table shows the components of minority interest at June 30, 2008 (in thousands):

Limited partners of Eagle Rock Energy
Non-affiliates of Eagle Rock Energy	$294,644
Affiliates of Eagle Rock Energy	127,798
Total	$422,442

NOTE 9.  MEMBERS’ DEFICIT

At June 30, 2008, member’s deficit consisted of the Partnership’s initial $1,000 capitalization adjusted for the Partnership’s 1.16% share of the losses and other equity transactions of Eagle Rock Energy.

On February 6, 2008, Eagle Rock Energy declared its fourth quarter 2007 cash distribution to its unitholders of record as of February 11, 2008. The distribution amount per common unit was $0.3925, or approximately $28.5 million. The distribution was paid on February 15, 2008.

On April 30, 2008, Eagle Rock Energy declared a cash distribution of $0.40 per unit, or approximately $29.1 million, for the first quarter ended March 31, 2008. The distribution was paid May 15, 2008, for unitholders of record as of  May 9, 2008.

On July 29, 2008, Eagle Rock Energy declared a cash distribution of $0.41 per unit for the second quarter ended June 30, 2008.  The distribution will be paid on August 14, 2008, for unitholders of record as of August 8, 2008.

NOTE 10.  RELATED PARTY TRANSACTIONS

On July 1, 2006, Eagle Rock Energy entered into a month-to-month contract for the sale of natural gas with an affiliate of NGP, under which Eagle Rock Energy sells a portion of its gas supply, of which there was a receivable of $2.2  million outstanding at June 30, 2008.  Eagle Rock Energy has received a letter of credit as a financial assurance of payment related to this agreement.

In addition, Eagle Rock Energy has, with other related parties, outstanding accounts payable balances of $0.6 million as of June 30, 2008.

 Related to Eagle Rock Energy’s investments in unconsolidated subsidiaries, there was no outstanding account receivable balance of as of June 30, 2008.

As of June 30, 2008, the general partner had $21.1 million of outstanding checks paid on behalf of Eagle Rock Energy. This amount was recorded as Due to Affiliate on the Partnership’s balance sheet in current liabilities. As the checks are drawn against the general partner’s cash accounts, Eagle Rock Energy reimburses the general partner.

As of June 30, 2008, Eagle Rock Energy had a payable of $0.3 million to Stanolind Field Services which are assets controlled by NGP and certain employees of the Eagle Rock Energy.

NOTE 11.  FAIR VALUE OF FINANCIAL INSTRUMENTS

Effective January 1, 2008, Eagle Rock Energy adopted SFAS No. 157, as discussed in Note 3, which, among other things, requires enhanced disclosures about assets and liabilities carried at fair value.

As defined in SFAS No. 157, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price).  Eagle Rock Energy utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk inherent in the inputs to the valuation technique.  SFAS No. 157 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value.  The hierarchy give the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurements).  The three levels of the fair value hierarchy defined by SFAS No. 157 are as follows:

Level 1 – Quoted prices are available in active markets for identical assets and liabilities as of the reporting date.  Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide information on an ongoing basis.

Level 2 – Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.  Level 2 includes those financial instruments that are valued using models or other valuation methodologies.  These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors and current market and contractual prices for the underlying instruments, as well as other relevant economic measures.  Substantially all of these assumptions are observable in the market place throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace.

Level 3 – Pricing inputs include significant inputs that are generally less observable from objective sources.
These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

As of June 30, 2008, Eagle Rock Energy has fair valued its interest rate swaps and commodity derivative instruments (see Note 11), which includes crude oil, natural gas and natural gas liquids (“NGLs”). Eagle Rock Energy has classified the inputs to measure the fair value of its interest rate swap, crude oil derivatives and natural gas derivatives as Level 2. For its NGL derivatives, Eagle Rock Energy has classified the inputs related to its NGL derivatives that mature in less than one year as Level 2, but it has classified the inputs for the NGL derivatives that mature beyond one year as Level 3 as the NGL market is considered to be less liquid beyond one year’s time. The following table discloses the fair value of the Eagle Rock Energy’s derivative instruments as of June 30, 2008:

	Level 1	Level 2	Level 3	Total
	($ in thousands)
Assets:
Crude oil derivatives	$—	$4,520	$—	$4,520
Natural gas derivatives	—	8	—	8
Total	$—	$4,528	$—	$4,528

Liabilities:
Crude oil derivatives	$—	$315,763	$—	$315,763
Natural gas derivatives	—	22,010	—	22,010
NGL derivatives	—	37,163	36,856	74,019
Interest rate derivatives	—	12,199	—	12,199
Total	$—	$387,135	$36,856	$423,991

As of June 30, 2008, risk management current assets in the Condensed Unaudited Consolidated Balance Sheet included an investment premium of $4.5 million, net of amortization.

The following table sets forth a reconciliation of changes in the fair value of the Level 3 NGL derivatives during the six months ended June 30, 2008 (in thousands):

Net liability balances as of January 1, 2008	$36,695
Transfers from Level 3 to Level 2	(10,730)
Unrealized gains	10,891
Net liability balances as of June 30, 2008	$36,856

The Eagle Rock Energy values its Level 3 NGL derivatives using forward curves, volatility curves, volatility skew parameters, interest rate curves and model parameters.

The fair value of accounts receivable and accounts payable are not materially different from their carrying amounts because of the short-term nature of these instruments.

The carrying amount of cash equivalents is believed to approximate their fair values because of the short maturities of these instruments. As of June 30, 2008, the debt associated with the revolving credit agreement bore interest at floating rates. As such, carrying amounts of this debt instrument approximates fair value.

NOTE 12.  RISK MANAGEMENT ACTIVITIES

Interest Rate Derivative Instruments—To mitigate its interest rate risk, Eagle Rock Energy entered into various interest rate swaps. These swaps convert the variable-rate interest obligations into a fixed-rate interest obligation. The purpose of entering into this swap is to eliminate interest rate variability by converting LIBOR-based variable-rate payments to fixed-rate payments through the end of 2010.

Commodity Derivative Instruments—The prices of crude oil, natural gas and NGLs are subject to fluctuations in response to changes in supply, market uncertainty and a variety of additional factors which are beyond Eagle Rock Energy’s control. In order to manage the risks associated with the future prices of crude oil, natural gas and NGLs, Eagle Rock Energy engages in risk management activities that take the form of commodity derivative instruments. Currently these activities are governed by the general partner, which today typically prohibits speculative transactions and limits the type, maturity and notional amounts of derivative transactions. Eagle Rock Energy has implemented a risk management policy which will allow management to execute crude oil, natural gas and NGL hedging instruments in order to reduce exposure to substantial adverse changes in the prices of these commodities. Eagle Rock Energy continually monitors and ensures compliance with this risk management policy through senior level executives in our operations, finance and legal departments. Eagle Rock Energy has not entered into any new derivatives in the second quarter of 2008, other than assuming those derivatives in the Stanolind acquisition discussed below.

The counterparties used for all of these transactions have investment grade ratings.

Eagle Rock Energy has not designated either the interest rate or commodity derivative instruments as hedges and as a result is marking these derivative contracts to fair value.

As a result of the Stanolind Acquisition, Eagle Rock Energy assumed the following derivative transactions (derivatives shown with a floor price only are puts; all other derivatives are costless collars):

				Price ($ per MMbtu or $ per Bbl)
Period	Commodity	Average Volumes per Month	Index	Average Floor	Average Ceiling
Jul-Dec 2008	Oil	10,000 Bbl	NYMEX WTI	60.00
Jul-Dec 2008	Oil	11,500 Bbl	NYMEX WTI	95.00	105.20
Jan-Dec 2009	Oil	10,000 Bbl	NYMEX WTI	93.00	100.85
Jan-Dec 2010	Oil	9,000 Bbl	NYMEX WTI	90.00	99.80
Jul-Sept 2008	Gas	20,000 MMbtu	WEST TEXAS (WAHA)	8.50	9.55
Oct-Dec 2008	Gas	20,000 MMbtu	WEST TEXAS (WAHA)	8.50	9.45
Jan-Mar 2009	Gas	20,000 MMbtu	WEST TEXAS (WAHA)	9.00	9.85
Apr-Jun 2009	Gas	20,000 MMbtu	WEST TEXAS (WAHA)	7.50	7.95
Jul-Sept 2009	Gas	20,000 MMbtu	WEST TEXAS (WAHA)	7.50	8.60
Oct-Dec 2009	Gas	20,000 MMbtu	WEST TEXAS (WAHA)	7.50	8.90

NOTE 13.  COMMITMENTS AND CONTINGENCIES

Litigation—Eagle Rock Energy is subject to several lawsuits which arise from time to time in the ordinary course of business.   Eagle Rock Energy has accruals of approximately $1.5 million and $1.5 million as of June 30, 2008 and December 31, 2007, respectively, related to these matters. Eagle Rock Energy has been indemnified up to a certain dollar amount for certain of these lawsuits. For the indemnified lawsuits, Eagle Rock Energy has not established any accruals as the likelihood of these suits being successful against them is considered remote. If there ultimately is a finding against Eagle Rock Energy in the indemnified cases, Eagle Rock Energy would expect to make a claim against the indemnification up to limits of the indemnification. These matters are not expected to have a material adverse effect on our financial position, results of operations or cash flows of Eagle Rock Energy.

Insurance—Eagle Rock Energy carries insurance coverage which covers its assets and operations, which management believes is consistent with companies engaged in similar operations and assets. The insurance coverage’s include (1) commercial general liability insurance for liabilities arising to third parties for bodily injury, property damage and pollution resulting from Eagle Rock Energy field operations; (2) workers’ compensation liability coverage to required statutory limits; (3) automobile liability insurance for all owned, non-owned and hired vehicles covering liabilities to third parties for bodily injury and property damage, (4) property insurance covering the replacement value of real and personal property damage, including damages arising from boiler and machinery breakdowns, earthquake, flood damage and business interruption/extra expense, (5) property and reservoir damage insurance for operated and non operated wells in the upstream segment, and (6) corporate liability policies including directors and officers coverage and employment practice liability coverage. All coverage’s are subject to certain deductibles, terms and conditions common for companies with similar types of operations and assets.

Eagle Rock Energy also maintains excess liability insurance coverage above the established primary limits for commercial general liability and automobile liability insurance. Limits, terms, conditions and deductibles are comparable to those carried by other similarly situated energy companies.

Environmental—The operation and ownership of (a) midstream assets such as pipelines, plants and other facilities for gathering, transporting, processing, treating, or storing natural gas, NGLs and other products and (b) upstream assets such as operated and non-operated interests in oil and gas properties is subject to stringent and complex laws and regulations pertaining to health, safety and the environment. As an owner or operator of these assets, Eagle Rock Energy must comply with United States laws and regulations at the federal, state and local levels that relate to air and water quality, hazardous and solid waste management and disposal and other environmental matters. The cost of drilling oil and gas wells, planning, designing, constructing and operating pipelines, plants, and other facilities must incorporate compliance with environmental laws and regulations and safety standards. Failure to comply with these laws and regulations may trigger a variety of administrative, civil and potentially criminal enforcement measures, including citizen suits, which can include the assessment of monetary penalties, the imposition of remedial requirements and the issuance of injunctions or restrictions on operation. Management believes that, based on currently known information, compliance with these laws and regulations will not have a material adverse effect on the Eagle Rock Energy’s financial position or cash flows. At June 30, 2008 and December 31, 2007, Eagle Rock Energy had accrued, on an undiscounted basis, approximately $5.3 million and $2.4 million, respectively, for environmental matters.

TCEQ Matters—In late June 2008, the Texas Commission on Environmental Quality (“TCEQ”) issued a Notice of Enforcement  (“NOE”) to a subsidiary of Eagle Rock Energy, TCEQ ID No.:  CF-0068-J (the “First NOE”) and an NOE to a subsidiary of Eagle Rock Energy (TCEQ ID No.:  CF-0070-W) (the “Second NOE”).  Both the First NOE and the Second NOE were the result of findings made by the TCEQ’s Amarillo Region Office during routine investigations of our Cargray facilities in the Texas Panhandle.  In response, Eagle Rock Energy took prompt corrective action with respect to all of the matters addressed in each NOE.  The TCEQ has great discretion to assess administrative penalties, in a range of $0 to $10,000 per day, and the allegations underpinning each NOE involve a time period that runs over one year.  The TCEQ has not yet made a final determination with respect to whether, in each case, it will assess an administrative penalty (or the amount of such penalty, if assessed).

Retained Revenue Interest—Certain assets of the Eagle Rock Energy’s Upstream Segment are subject to retained revenue interests.  These interests were established under purchase and sale agreements that were executed by the Eagle Rock Energy’s predecessors in title.  The terms of these agreements entitle the owners of the retained revenue interests to a portion of the revenues received from the sale of the hydrocarbons above specified base oil and natural gas prices.  These retained revenue interests do not represent a real property interest in the hydrocarbons.

The retained revenue interests affect Eagle Rock Energy’s interest at the Flomaton and Fanny Church fields in Escambia County, Alabama; the Partnership is currently making payments in satisfaction of the retained revenue
interests, and it expects these payments to continue through the end of 2009.   With respect to Eagle Rock Energy’s Big Escambia Creek field, these payments are to begin in 2010 and continue through the end of 2019.

Other Commitments—Eagle Rock Energy utilizes assets under operating leases for its corporate office, certain rights-of way and facilities locations, vehicles and other equipment.

NOTE 14.  SEGMENTS

Based on Eagle Rock Energy’s approach to managing its assets, Eagle Rock Energy believes its operations consist of three geographic segments in its midstream business, one upstream segment, one mineral segment and one functional (corporate) segment:

(i)	Midstream—Texas Panhandle Segment:

gathering, processing, transportation and marketing of natural gas in the Texas Panhandle;

(ii)	Midstream—South Texas Segment:

gathering, processing, transportation and marketing of natural gas in South Texas;

(iii)	Midstream—East Texas/Louisiana Segment: gathering, processing and marketing of natural gas and related NGL transportation in East Texas and Louisiana;

(iv)	Upstream Segment:

crude oil, natural gas and sulfur production from operated and non-operated wells;

(v)	Minerals Segment:

fee minerals and royalties, lease bonus and rental income and equity in earnings of unconsolidated non-affiliate; and

(vi)	Corporate Segment:

risk management and other corporate activities.

Eagle Rock Energy’s chief operating decision-maker currently reviews its operations using these segments. Summarized financial information concerning the Partnership’s reportable segments is shown in the following table    ($ in millions):

Midstream Segments Six Months Ended June 30, 2008	Texas Panhandle Segment	South Texas Segment	East Texas / Louisiana Segment	Total Midstream Segments
Capital Expenditures	$13.4	$0.6	$6.1	$20.1
Segment Assets	$582.4	$97.0	$265.3	$944.7

Six Months Ended June 30, 2008	Total Midstream Segments	Upstream Segment	Minerals Segment	Corporate Segment	Total Segments

Capital Expenditures	$20.1	$13.2	$—	$0.2	$33.5
Segment Assets	$944.7	$588.8	$148.2	$83.3	$1,765.0

NOTE 15.  INCOME TAXES

Deferred taxes - As of June 30, 2008, the net deferred tax liability was $43.6 million compared to $17.5 million as of December 31, 2007 and is primarily attributable to book and tax basis differences of the entities subject to federal income taxes discussed above.  The increase during 2008 is mainly due to deferred tax liabilities related to federal income taxes of Eagle Rock Energy Acquisition Co. II, Inc. and Eagle Rock Upstream Development II, Inc. our wholly-owned corporations which are subject to federal income taxes.  Eagle Rock Upstream Development II, Inc. was formerly known as Stanolind Oil and Gas Corp. and was acquired in the form of a corporation as part of the

Stanolind acquisition during the second quarter of 2008.  Temporary differences were created by the Stanolind acquisition.  These temporary differences result in a net deferred tax liability which will be reduced as allocation of depreciation and depletion in proportion to the assets contributed brings the book and tax basis closer together over time.  This deferred tax liability was recognized in conjunction with the purchase accounting for the Stanolind acquisition.

Accounting for Uncertainty in Income Taxes - In accordance with FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, Eagle Rock Energy must recognize the tax effects of any uncertain tax positions it may adopt, if the position taken by Eagle Rock Energy is more likely than not sustainable.  If a tax position meets such criteria, the tax effect to be recognized by the Eagle Rock Energy would be the largest amount of benefit with more than a 50% chance of being realized upon settlement.  This guidance was effective January 1, 2007, and the Partnership’s adoption of this guidance had and continues to have no material impact on its financial position, results of operations or cash flows.

NOTE 16.  EQUITY-BASED COMPENSATION

The General Partner of approved a long-term incentive plan (“LTIP”), as amended, for its employees, directors and consultants who provide services to Eagle Rock Energy covering an aggregate of 2,000,000 common units to be granted either as options, restricted units or phantom units. During the restriction period, distributions associated with the granted awards will be distributed to the awardees. No options or phantom units have been issued to date.

A summary of the restricted common units’ activity for the six months ended June 30, 2008, is provided below:

	Number of Restricted Units	Weighted Average Fair Value per Unit
Outstanding at December 31, 2007	467,062	$23.01
Granted	471,250	$16.79
Vested	(124,384)	$23.27
Forfeitures	(25,981)	$21.95
Outstanding at June 30, 2008	787,947	$19.29

The total grant date fair value of restricted units that vested during the six months ended June 30, 2008 was $2.9 million.

NOTE 17.  ALLOWANCE FOR BAD DEBT

In July 2008, SemGroup, L.P. and certain of its subsidiaries (“SemGroup”) filed petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code.  Eagle Rock Energy has historically sold portions of its condensate production from its Texas Panhandle and East Texas midstream systems to SemGroup.  As a result of the bankruptcy, Eagle Rock Energy increased its allowance for bad debts by $6.2 million in the second quarter of 2008.